CONSENT OF FINANCIAL ADVISORS




We consent to the inclusion of our letter dated October 29, 1997, on the subject of Abigail's merger with Ballston Bancorp in the Proxy Statement.



/s/ Baxter Fentriss and Company
Baxter Fentriss and Company


Richmond, Virginia
November 13, 1997

October 29, 1997


Personal and Confidential
-------------------------

Ms. Barbara Blum
Chairwoman and CEO
Abigail Adams National Bancorp, Inc.
1627 K Street, NW
Washington, DC 20006

Dear Ms. Blum:

You have requested our response to Marshall Reynolds' letter of October 21 1997, on the subject of Abigail's merger with Ballston Bancorp. We have concluded that this transaction is financially attractive to the shareholders of Abigail Adams National Bancorp. Our conclusions reflect the following:

1.       The transaction should be accretive to Abigail earnings per share.
         -----------------------------------------------------------------
          Our  analysis  of the  possible  impact  of this  transaction  is well documented, showing a positive contribution to long term EPS, Marshall's estimate of a 47% per share dilution eludes me. I am not aware of the formula be is using to evaluate this transaction. Even a simplified method (Attachment I) of estimating the impact produces a positive core contribution of $0.08 per share. Longer term impact should be greater as Ballston's immediate market is expected to grow faster than Abigail's. It may be possible that Marshall has excluded economies of scale from his calculation. This is not consistent with the way most acquirors currently look at transactions. In fact, most acquirors report that proforma dilution will be eliminated through substantial economies of scale and go to great lengths in analyst presentations to convince investors of the existence of these economies. How else would Nations Bank justify 4.1x book for Barnett, Wachovia Corp. 3.02x book for Central Fidelity or First Union 3.46x book for Signet, if economies were not included in the justification of price. I refer you to their press releases on these transactions, as well as countless others, to support this position.

2.       Ballston adds significant strategic value to Abigail.
         -----------------------------------------------------

          It adds approximately $72 million in assets in the Greater Washington market. It complements Abigail's existing branch network, improves Abigail's market share and expands Abigail's shareholder base in this core market. Furthermore, it strengthens Abigail's standing as a commercial bank, able to serve all parts of the market, while providing special attention to women and minorities.

3.       The  Ballston   transaction  makes  Abigail  much  more  attractive  to
         -----------------------------------------------------------------------
         strategic buyers.
         -----------------
         Strategic buyers want in-market assets, market share and branch coverage, all of which are enhanced by the Ballston transaction.

4.       Ballston transaction is fairly priced.
         --------------------------------------
         Abigail is paying 1.8x book for Ballston. Advisors for both parties have concluded the transaction is fair.

5.       Ballston  lacks the risks and issues  associated  with an out of market
         --------------------------------------------------------------------
         transaction.
         -------------
         Clearly the potential for economies is higher. Furthermore, your understanding and knowledge of Ballston's market and customers is higher. It is far easier to resolve problems occurring across the river, than those emerging in our states.

Abigail raised capital to complete one or more transactions in its market. The Ballston transaction meets all reasonable financial and strategic tests for a successful transaction. Failure to complete this transaction due to shareholder disapproval would seriously damage Abigail's reputation and ability to complete other transactions, if or when, other opportunities occur. Failure to complete transactions leaves Abigail substantially over capitalized, providing inadequate short term returns for the foreseeable future.

Sincerely,

/s/ L Fentriss
--------------
Larry Fentriss
Chairman

LCF/jeg

                        ATTACHMENT I - TRANSACTION IMPACT


I.       EARNINGS IMPACT

                  BASE ABIGAIL EARNINGS                             $972,000

                  BASE BALLSTON EARNINGS                            $664,000
                                                                    --------
                           TOTAL BASE EARNINGS                    $1,636,000
                                                                  ==========

                  LESS:

                           FINANCING COST @ 6%                      $274,396

                           GOODWILL                                 $410,625

                  PLUS:

                           ECONOMIES                                $513,480

                                            ADJUSTED EARNINGS     $1,464,459
                                                                  ==========

II.      IMPACT ON SHARES

                  BASE ABIGAIL SHARES                              1,651,226

                  SHARES ISSUED AT $13.00                            533,014
                                                                   ----------
                                            ADJUSTED SHARES        2,184,240
                                                                   =========

III.     IMPACT ON EPS

                  BASE ABIGAIL                                         $0.59

                  ADJUSTED ABIGAIL FOR MERGER                          $0.67
                                                                       -----
                                            IMPROVEMENT IN EPS         $0.08
                                                                       =====